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                                                                    EXHIBIT 99.1


                       [ARLINGTON HOSPITALITY, INC. LOGO]



For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x361                                     703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com


           ARLINGTON HOSPITALITY, INC. ANNOUNCES NOVEMBER 2004 RESULTS

           FACILITATES SALE OF AMERIHOST INN HOTEL IN SMYRNA, GEORGIA; MOVING TO QUARTERLY UPDATE SCHEDULE AS COST-SAVINGS MEASURE


         ARLINGTON HEIGHTS, Ill., December 21, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced November 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest. In addition, in December the company facilitated the sale of the AmeriHost Inn hotel in Smyrna, Ga., which had been leased from PMC Commercial Trust (AMEX: PCC) and operated by the company. Starting in 2005, as a cost-savings measure, the company will reduce the frequency of these updates from monthly to quarterly.
NOVEMBER RESULTS

         Same-room revenue per available room (RevPAR) in November 2004 decreased 2.5 percent to $33.23, compared to November 2003. Occupancy decreased
2.1 percent to 50.5 percent, while average daily rate (ADR) decreased 0.3 percent to $56.63. The November 2004 same-room results include 47 AmeriHost Inn hotels, which have been opened for at least 13 months.


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Arlington Hospitality
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
                                 One Month      Two Months      Eleven Months    Twelve Months
                                   Ended           Ended            Ended            Ended
                                November 30     November 30      November 30      November 30
                                -----------     -----------     -------------    -------------
Occupancy - 2004                  50.5%            54.8%             57.4%            56.2%
Occupancy - 2003                  51.6%            55.8%             57.0%            55.8%
Increase (decrease)               (2.1%)           (1.8%)             0.7%             0.7%

Average Daily Rate - 2004        $56.63            $58.80           $57.90           $57.68
Average Daily Rate - 2003        $56.78            $57.63           $57.26           $57.05
Increase (decrease)               (0.3%)             2.0%             1.1%             1.1%

RevPAR - 2004                    $28.57            $32.25           $33.23           $32.43
RevPAR - 2003                    $29.29            $32.14           $32.62           $31.81
Increase (decrease)               (2.5%)             0.3%             2.2%             2.2%


         According to Smith Travel Research, preliminary results for November 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry increased 8 percent to 10 percent, compared to November 2003. Most of the company's hotels are located in the Midwest, including Ohio, Michigan and Illinois, where the lodging industry is recovering at a much slower rate than the rest of the country, according to Smith Travel Research.

SALES ACTIVITY

         The company facilitated the sale of one leased AmeriHost Inn hotel in December 2004. The impact of the sale of this hotel, and the related lease termination, will be reported in the company's financial statements during the quarter in which the sale transaction closes. Year to date, including this disposition, the company has divested 15 hotels. The company has sold nine wholly owned AmeriHost Inn hotels, sold two wholly owned non-AmeriHost Inn hotels, facilitated the sale of one non-AmeriHost Inn hotel owned by a joint venture, facilitated the sale of two leased AmeriHost Inn hotels on behalf of PMC, the landlord, and sold its ownership interest in a non-AmeriHost Inn joint venture.


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         The company currently has eight hotels under contract for sale, including three leased hotels, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

HOTEL DEVELOPMENT ACTIVITY

         The company continues its construction of an AmeriHost Inn & Suites hotel in Lansing, Mich. for a joint venture in which it is a partner. In addition, the company expects to close on the debt and equity financing for an 87-room AmeriHost Inn & Suites at the Columbus, Ohio airport in the next 90 days, pending final entitlements and site work required by the seller, at which time Arlington will commence construction.

         The company has several other projects in the pre-construction development stage. The sales and development activities set forth above do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of


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Arlington Hospitality
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AmeriHost Inn hotels, a 107-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 50 properties in 15 states, including 47 AmeriHost Inn hotels, for a total of 3,612 rooms, with additional AmeriHost Inn & Suites hotels under development.


         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003, reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004,and September 30, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."


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